Exhibit 99.1

Unaudited Attributed Financial Information for Tracking Stock Groups

The following tables present Liberty Media Corporation’s (“Liberty” or the “Company”) assets and liabilities as of December 31, 2024 and 2023 and revenue, expenses and cash flows for the years ended December 31, 2024, 2023 and 2022. The tables further present our assets, liabilities, revenue, expenses and cash flows that are attributed to the Liberty Formula One Group (“Formula One Group”), the Liberty Live Group, the Liberty SiriusXM Group (prior to the Liberty Sirius XM Holdings Split-Off, as defined in note 1) and the Liberty Braves Group (“Braves Group”) (prior to the Atlanta Braves Holdings Split-Off, as defined in note 1), respectively. The Reclassification, as described in note 1, is reflected in the attributed financial statements on a prospective basis from August 3, 2023. The financial information should be read in conjunction with our consolidated financial statements for the year ended December 31, 2024 included in this Annual Report on Form 10-K.

Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the Formula One Group, the Liberty Live Group, the Liberty SiriusXM Group (prior to the Liberty Sirius XM Holdings Split-Off, as defined in note 1) and the Braves Group (prior to the Atlanta Braves Holdings Split-Off, as defined in note 1), our tracking stock capital structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries are each responsible for our respective liabilities. Holders of Liberty Formula One common stock and Liberty Live common stock are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of Liberty Formula One common stock and Liberty Live common stock does not affect the rights of our creditors.

SUMMARY ATTRIBUTED FINANCIAL DATA

Formula One Group

Summary Balance Sheet Data:

	December 31,	December 31,
	2024	2023

	amounts in millions
Cash and cash equivalents	$2,631	1,408
Investments in affiliates, accounted for using the equity method	$33	41
Goodwill	$4,134	3,956
Intangible assets subject to amortization, net	$2,689	2,858
Total assets	$11,759	10,267
Long-term debt, including current portion	$2,992	2,906
Attributed net assets	$7,388	6,419

Summary Statement of Operations Data:

	Years ended December 31,
	2024	2023	2022

	amounts in millions
Revenue	$3,653	3,222	2,573
Cost of Formula 1 revenue	$(2,294)	(2,240)	(1,750)
Selling, general and administrative expense (1)	$(408)	(316)	(288)
Operating income (loss)	$287	297	173
Interest expense	$(208)	(214)	(149)
Share of earnings (losses) of affiliates, net	$(10)	(4)	—
Unrealized gains (losses) on intergroup interest	$—	15	54
Realized and unrealized gains (losses) on financial instruments, net	$(120)	42	115
Income tax (expense) benefit	$(47)	(27)	311
Earnings (loss) attributable to Liberty stockholders	$(30)	185	558
(1)	Includes stock-based compensation of $30 million, $20 million, and $16 million for the years ended December 31, 2024, 2023, and 2022, respectively.

Liberty Live Group

Summary Balance Sheet Data

	December 31,	December 31,
	2024	2023

	amounts in millions
Cash and cash equivalents	$325	305
Investments in affiliates, accounted for using the equity method	$458	333
Total assets	$1,223	1,162
Long-term debt, including current portion	$1,556	1,317
Attributed net assets	$(359)	(188)

Summary Statement of Operations Data

	Years ended December 31,
	2024	2023	2022

	amounts in millions
Selling, general and administrative expense (1)	$(11)	(11)	NA
Operating income (loss)	$(11)	(11)	NA
Share of earnings (losses) of affiliates, net	$238	22	NA
Income tax (expense) benefit	$8	38	NA
Earnings (loss) attributable to Liberty stockholders	$(31)	(142)	NA
(1)	Includes stock-based compensation of $4 million and $2 million for the years ended December 31, 2024 and 2023, respectively.

BALANCE SHEET INFORMATION

December 31, 2024

(unaudited)

	Attributed (note 1)
		Liberty
	Formula One	Live	Inter-Group	Consolidated
	Group	Group	Eliminations	Liberty

	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$2,631	325	—	2,956
Trade and other receivables, net	114	—	—	114
Other current assets	277	—	—	277
Total current assets	3,022	325	—	3,347
Investments in affiliates, accounted for using the equity method (note 1)	33	458	—	491

Property and equipment, at cost	1,007	—	—	1,007
Accumulated depreciation	(197)	—	—	(197)
	810	—	—	810

Goodwill	4,134	—	—	4,134
Intangible assets subject to amortization, net	2,689	—	—	2,689
Deferred income tax assets (note 3)	577	217	(34)	760
Other assets	494	223	—	717
Total assets	$11,759	1,223	(34)	12,948

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$645	3	—	648
Current portion of debt (note 1)	26	—	—	26
Deferred revenue	267	—	—	267
Financial instrument liabilities	138	—	—	138
Other current liabilities	54	—	—	54
Total current liabilities	1,130	3	—	1,133
Long-term debt (note 1)	2,966	1,556	—	4,522
Other liabilities	275	1	(34)	242
Total liabilities	4,371	1,560	(34)	5,897
Equity / Attributed net assets	7,388	(359)	—	7,029
Noncontrolling interests in equity of subsidiaries	—	22	—	22
Total liabilities and equity	$11,759	1,223	(34)	12,948

BALANCE SHEET INFORMATION

December 31, 2023

(unaudited)

	Attributed (note 1)
		Liberty	Liberty
	Formula One	Live	SiriusXM	Inter-Group	Consolidated
	Group	Group	Group	Eliminations	Liberty

	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$1,408	305	—	—	1,713
Trade and other receivables, net	123	—	—	—	123
Other current assets	180	—	—	—	180
Current assets of discontinued operations	—	—	1,361	—	1,361
Total current assets	1,711	305	1,361	—	3,377
Investments in affiliates, accounted for using the equity method (note 1)	41	333	—	—	374

Property and equipment, at cost	973	—	—	—	973
Accumulated depreciation	(135)	—	—	—	(135)
	838	—	—	—	838

Goodwill	3,956	—	—	—	3,956
Intangible assets subject to amortization, net	2,858	—	—	—	2,858
Deferred income tax assets (note 3)	608	167	—	(3)	772
Other assets	255	357	—	—	612
Noncurrent assets of discontinued operations	—	—	28,540	—	28,540
Total assets	$10,267	1,162	29,901	(3)	41,327

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$472	2	—	—	474
Current portion of debt (note 1)	36	70	—	—	106
Deferred revenue	247	—	—	—	247
Financial instrument liabilities	—	8	—	—	8
Other current liabilities	32	—	—	—	32
Current liabilities of discontinued operations	—	—	3,876	—	3,876
Total current liabilities	787	80	3,876	—	4,743
Long-term debt (note 1)	2,870	1,247	—	—	4,117
Other liabilities	191	—	—	(3)	188
Noncurrent liabilities of discontinued operations	—	—	12,834	—	12,834
Total liabilities	3,848	1,327	16,710	(3)	21,882
Equity / Attributed net assets	6,419	(188)	10,165	—	16,396
Noncontrolling interests in equity of subsidiaries	—	23	3,026	—	3,049
Total liabilities and equity	$10,267	1,162	29,901	(3)	41,327

STATEMENT OF OPERATIONS INFORMATION

December 31, 2024

(unaudited)

	Attributed (note 1)
		Liberty	Liberty
	Formula One	Live	SiriusXM	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Formula 1 revenue	$3,318	—	—	3,318
Other revenue	335	—	—	335
Total revenue	3,653	—	—	3,653
Operating costs and expenses:
Cost of Formula 1 revenue (exclusive of depreciation shown separately below)	2,294	—	—	2,294
Other cost of sales	194	—	—	194
Other operating expenses	13	—	—	13
Selling, general and administrative, including stock-based compensation (note 2)	408	11	—	419
Depreciation and amortization	352	—	—	352
Impairment and acquisition costs	105	—	—	105
	3,366	11	—	3,377
Operating income (loss)	287	(11)	—	276
Other income (expense):
Interest expense	(208)	(29)	—	(237)
Share of earnings (losses) of affiliates, net	(10)	238	—	228
Realized and unrealized gains (losses) on financial instruments, net	(120)	(263)	—	(383)
Other, net	68	24	—	92
	(270)	(30)	—	(300)
Earnings (loss) from continuing operations before income taxes	17	(41)	—	(24)
Income tax (expense) benefit (note 3)	(47)	8	—	(39)
Net earnings (loss) from continuing operations	(30)	(33)	—	(63)
Net earnings (loss) from discontinued operations	—	—	(2,412)	(2,412)
Net earnings (loss)	(30)	(33)	(2,412)	(2,475)
Less net earnings (loss) attributable to the noncontrolling interests	—	(2)	(410)	(412)
Net earnings (loss) attributable to Liberty stockholders	$(30)	(31)	(2,002)	(2,063)

STATEMENT OF OPERATIONS INFORMATION

December 31, 2023

(unaudited)

	Attributed (note 1)
		Liberty	Liberty
	Formula One	Live	SiriusXM	Braves	Consolidated
	Group	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Formula 1 revenue	$3,222	—	—	—	3,222
Other revenue	—	—	—	350	350
Total revenue	3,222	—	—	350	3,572
Operating costs and expenses:
Cost of Formula 1 revenue (exclusive of depreciation shown separately below)	2,240	—	—	—	2,240
Other operating expenses	—	—	—	274	274
Selling, general and administrative, including stock-based compensation (note 2)	316	11	—	69	396
Depreciation and amortization	369	—	—	37	406
Impairment and acquisition costs	—	—	—	1	1
	2,925	11	—	381	3,317
Operating income (loss)	297	(11)	—	(31)	255
Other income (expense):
Interest expense	(214)	(10)	(4)	(20)	(248)
Share of earnings (losses) of affiliates, net	(4)	22	127	12	157
Realized and unrealized gains (losses) on financial instruments, net	42	(153)	(59)	3	(167)
Unrealized gains (losses) on intergroup interests	15	—	—	(83)	(68)
Other, net	75	(28)	(6)	5	46
	(86)	(169)	58	(83)	(280)
Earnings (loss) from continuing operations before income taxes	211	(180)	58	(114)	(25)
Income tax (expense) benefit (note 3)	(27)	38	(13)	3	1
Net earnings (loss) from continuing operations	184	(142)	45	(111)	(24)
Net earnings (loss) from discontinued operations	—	—	986	—	986
Net earnings (loss)	184	(142)	1,031	(111)	962
Less net earnings (loss) attributable to the noncontrolling interests	(1)	—	202	—	201
Net earnings (loss) attributable to Liberty stockholders	$185	(142)	829	(111)	761

STATEMENT OF OPERATIONS INFORMATION

December 31, 2022

(unaudited)

	Attributed (note 1)
		Liberty
	Formula One	SiriusXM	Braves	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Formula 1 revenue	$2,573	—	—	2,573
Other revenue	—	—	588	588
Total revenue	2,573	—	588	3,161
Operating costs and expenses:
Cost of Formula 1 revenue (exclusive of depreciation shown separately below)	1,750	—	—	1,750
Other operating expenses	—	—	434	434
Selling, general and administrative, including stock-based compensation (note 2)	288	—	105	393
Depreciation and amortization	362	—	71	433
Impairment and acquisition costs	—	—	6	6
	2,400	—	616	3,016
Operating income (loss)	173	—	(28)	145
Other income (expense):
Interest expense	(149)	(8)	(29)	(186)
Share of earnings (losses) of affiliates, net	—	72	32	104
Realized and unrealized gains (losses) on financial instruments, net	115	396	13	524
Unrealized gains (losses) on inter-group interests	54	—	(35)	19
Other, net	58	23	20	101
	78	483	1	562
Earnings (loss) from continuing operations before income taxes	251	483	(27)	707
Income tax (expense) benefit (note 3)	311	(101)	(8)	202
Net earnings (loss) from continuing operations	562	382	(35)	909
Net earnings (loss) from discontinued operations	—	1,120	—	1,120
Net earnings (loss)	562	1,502	(35)	2,029
Less net earnings (loss) attributable to the noncontrolling interests	17	210	—	227
Less net earnings (loss) attributable to the redeemable noncontrolling interests	(13)	—	—	(13)
Net earnings (loss) attributable to Liberty stockholders	$558	1,292	(35)	1,815

STATEMENT OF CASH FLOWS INFORMATION

December 31, 2024

(unaudited)

	Attributed (note 1)
		Liberty	Liberty
	Formula One	Live	SiriusXM	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$(30)	(33)	(2,412)	(2,475)
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	—	—	2,412	2,412
Depreciation and amortization	352	—	—	352
Stock-based compensation	30	4	—	34
Non-cash impairment costs	73	—	—	73
Share of (earnings) loss of affiliates, net	10	(238)	—	(228)
Realized and unrealized (gains) losses on financial instruments, net	120	263	—	383
Loss (gain) on early extinguishment of debt	6	—	—	6
Deferred income tax expense (benefit)	35	(6)	—	29
Intergroup tax allocation	(107)	(2)	—	(109)
Intergroup tax (payments) receipts	129	2	—	131
Other charges (credits), net	14	(4)	—	10
Changes in operating assets and liabilities
Current and other assets	39	—	—	39
Payables and other liabilities	(104)	—	—	(104)
Net cash provided (used) by operating activities	567	(14)	—	553
Cash flows from investing activities:
Capital expended for property and equipment, including internal-use software and website development	(75)	—	—	(75)
Cash proceeds from dispositions of investments	10	107	—	117
Cash (paid) received for acquisitions, net of cash acquired	(205)	—	—	(205)
Investments in equity method affiliates and debt and equity securities	(8)	(3)	—	(11)
Return of investment in equity method affiliates	1	—	—	1
Other investing activities, net	(15)	1	—	(14)
Net cash provided (used) by investing activities	(292)	105	—	(187)
Cash flows from financing activities:
Borrowings of debt	645	—	—	645
Repayments of debt	(677)	(71)	—	(748)
Issuance of Series C Liberty Formula One common stock	939	—	—	939
Taxes paid in lieu of shares issued for stock-based compensation	(14)	(3)	—	(17)
Other financing activities, net	72	3	—	75
Net cash provided (used) by financing activities	965	(71)	—	894
Effect of foreign exchange rates on cash, cash equivalents and restricted cash	(10)	—	—	(10)
Net cash provided (used) by discontinued operations:
Cash provided (used) by operating activities	—	—	882	882
Cash provided (used) by investing activities	—	—	(709)	(709)
Cash provided (used) by financing activities	—	—	(488)	(488)
Net cash provided (used) by discontinued operations	—	—	(315)	(315)
Net increase (decrease) in cash, cash equivalents and restricted cash	1,230	20	(315)	935
Cash, cash equivalents and restricted cash at beginning of period	1,408	305	315	2,028
Cash, cash equivalents and restricted cash at end of period	$2,638	325	—	2,963

STATEMENT OF CASH FLOWS INFORMATION

December 31, 2023

(unaudited)

	Attributed (note 1)
		Liberty	Liberty
	Formula One	Live	SiriusXM	Braves	Consolidated
	Group	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$184	(142)	1,031	(111)	962
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	—	—	(986)	—	(986)
Depreciation and amortization	369	—	—	37	406
Stock-based compensation	20	2	—	7	29
Share of (earnings) loss of affiliates, net	4	(22)	(127)	(12)	(157)
Realized and unrealized (gains) losses on financial instruments, net	(42)	153	59	(3)	167
Unrealized (gains) losses on intergroup interests, net	(15)	—	—	83	68
Loss (gain) on early extinguishment of debt	(1)	35	—	—	34
Deferred income tax expense (benefit)	18	(37)	13	(3)	(9)
Intergroup tax allocation	(176)	—	(1)	(1)	(178)
Intergroup tax (payments) receipts	122	—	—	(1)	121
Other charges (credits), net	4	(2)	6	4	12
Changes in operating assets and liabilities
Current and other assets	46	(5)	—	(34)	7
Payables and other liabilities	86	5	1	66	158
Net cash provided (used) by operating activities	619	(13)	(4)	32	634
Cash flows from investing activities:
Capital expended for property and equipment, including internal-use software and website development	(426)	—	—	(35)	(461)
Cash proceeds from dispositions of investments	110	1	—	—	111
Investments in equity method affiliates and debt and equity securities	(173)	(3)	—	—	(176)
Other investing activities, net	(21)	3	—	—	(18)
Net cash provided (used) by investing activities	(510)	1	—	(35)	(544)
Cash flows from financing activities:
Borrowings of debt	—	1,135	—	30	1,165
Repayments of debt	(70)	(918)	—	(20)	(1,008)
Settlement of intergroup interests	(273)	—	—	—	(273)
Atlanta Braves Holdings, Inc. Split-Off	—	—	—	(188)	(188)
Reclassification	(100)	100	—	—	—
Taxes paid in lieu of shares issued for stock-based compensation	(9)	—	—	(1)	(10)
Distribution from former subsidiary	—	—	3	—	3
Other financing activities, net	17	—	—	9	26
Net cash provided (used) by financing activities	(435)	317	3	(170)	(285)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	1	—	—	—	1
Net cash provided (used) by discontinued operations:
Cash provided (used) by operating activities	—	—	1,830	—	1,830
Cash provided (used) by investing activities	—	—	(696)	—	(696)
Cash provided (used) by financing activities	—	—	(1,188)	—	(1,188)
Net cash provided (used) by discontinued operations	—	—	(54)	—	(54)
Net increase (decrease) in cash, cash equivalents and restricted cash	(325)	305	(55)	(173)	(248)
Cash, cash equivalents and restricted cash at beginning of period	1,733	NA	370	173	2,276
Cash, cash equivalents and restricted cash at end of period	$1,408	305	315	—	2,028

STATEMENT OF CASH FLOWS INFORMATION

December 31, 2022

(unaudited)

	Attributed (note 1)
		Liberty
	Formula One	SiriusXM	Braves	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$562	1,502	(35)	2,029
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Earnings) loss from discontinued operations	—	(1,120)	—	(1,120)
Depreciation and amortization	362	—	71	433
Stock-based compensation	16	—	12	28
Non-cash impairment costs	—	—	5	5
Share of (earnings) loss of affiliates, net	—	(72)	(32)	(104)
Realized and unrealized (gains) losses on financial instruments, net	(115)	(396)	(13)	(524)
Unrealized (gains) losses on intergroup interests, net	(54)	—	35	(19)
Loss (gain) on early extinguishment of debt	(14)	—	—	(14)
Deferred income tax expense (benefit)	(306)	166	(10)	(150)
Intergroup tax allocation	(109)	(65)	18	(156)
Intergroup tax (payments) receipts	72	—	8	80
Other charges (credits), net	4	(23)	3	(16)
Changes in operating assets and liabilities
Current and other assets	(87)	—	(10)	(97)
Payables and other liabilities	203	(1)	1	203
Net cash provided (used) by operating activities	534	(9)	53	578
Cash flows from investing activities:
Capital expended for property and equipment, including internal-use software and website development	(291)	—	(18)	(309)
Cash proceeds from dispositions of investments	53	—	48	101
Investments in equity method affiliates and debt and equity securities	(52)	—	(5)	(57)
Subsidiary initial public offering proceeds returned from (invested in) trust account	579	—	—	579
Return of investment in equity method affiliates	9	—	28	37
Other investing activities, net	96	—	—	96
Net cash provided (used) by investing activities	394	—	53	447
Cash flows from financing activities:
Borrowings of debt	2,884	250	155	3,289
Repayments of debt	(3,564)	(914)	(309)	(4,787)
Settlement of intergroup interests	(64)	—	(14)	(78)
Taxes paid in lieu of shares issued for stock-based compensation	24	—	—	24
Repayment of initial public offering proceeds to subsidiary shareholders	(579)	—	—	(579)
Liberty stock repurchases	(37)	—	—	(37)
Distribution from former subsidiary	—	672	—	672
Other financing activities, net	67	1	(9)	59
Net cash provided (used) by financing activities	(1,269)	9	(177)	(1,437)
Net cash provided (used) by discontinued operations:
Cash provided (used) by operating activities	—	1,968	—	1,968
Cash provided (used) by investing activities	—	(493)	—	(493)
Cash provided (used) by financing activities	—	(1,711)	—	(1,711)
Net cash provided (used) by discontinued operations	—	(236)	—	(236)
Net increase (decrease) in cash, cash equivalents and restricted cash	(341)	(236)	(71)	(648)
Cash, cash equivalents and restricted cash at beginning of period	2,074	606	244	2,924
Cash, cash equivalents and restricted cash at end of period	$1,733	370	173	2,276

Notes to Attributed Financial Information

(unaudited)

(1)	A tracking stock is a type of common stock that the issuing company intends to reflect or "track" the economic performance of a particular business or "group," rather than the economic performance of the company as a whole.

On July 18, 2023, the Company completed the split-off (the “Atlanta Braves Holdings Split-Off”) of its wholly owned subsidiary, Atlanta Braves Holdings, Inc. (“Atlanta Braves Holdings”). The Atlanta Braves Holdings Split-Off was accomplished by a redemption by the Company of each outstanding share of Liberty Braves common stock in exchange for one share of the corresponding series of Atlanta Braves Holdings common stock. Atlanta Braves Holdings was comprised of the businesses, assets and liabilities attributed to the Braves Group immediately prior to the Atlanta Braves Holdings Split-Off, except for the intergroup interests in the Braves Group attributed to the Liberty SiriusXM Group and the Formula One Group, which were settled and extinguished in connection with the Atlanta Braves Holdings Split-Off.

On August 3, 2023, the Company reclassified its then-outstanding shares of common stock into three new tracking stocks — Liberty SiriusXM common stock, Liberty Formula One common stock and Liberty Live common stock, and, in connection therewith, provided for the attribution of the businesses, assets and liabilities of the Company’s remaining tracking stock groups among its newly created Liberty SiriusXM Group, Formula One Group and Liberty Live Group (the “Reclassification”). As a result of the Reclassification, each then-outstanding share of Liberty SiriusXM common stock was reclassified into one share of the corresponding series of new Liberty SiriusXM common stock and 0.2500 of a share of the corresponding series of Liberty Live common stock and each outstanding share of Liberty Formula One common stock was reclassified into one share of the corresponding series of new Liberty Formula One common stock and 0.0428 of a share of the corresponding series of Liberty Live common stock.

Each of the Atlanta Braves Holdings Split-Off and the Reclassification were intended to be tax-free to stockholders of the Company, except with respect to the receipt of cash in lieu of fractional shares. In July 2024, the IRS completed its review of the Reclassification and notified the Company that it agreed with the nontaxable characterization of the transaction. In September 2024, the IRS completed its review of the Atlanta Braves Holdings Split-Off and notified the Company that it agreed with the nontaxable characterization of the transaction. The Atlanta Braves Holdings Split-Off and the Reclassification are reflected in the Company’s consolidated financial statements and these attributed financial statements on a prospective basis.

On September 9, 2024, Liberty completed the split-off (the “Liberty Sirius XM Holdings Split-Off”) of its wholly owned subsidiary, Liberty Sirius XM Holdings Inc. (“Liberty Sirius XM Holdings”). The Liberty Sirius XM Holdings Split-Off was accomplished through the redemption by the Company of each outstanding share of Liberty SiriusXM common stock in exchange for 0.8375 of a share of Liberty Sirius XM Holdings common stock, with cash paid in lieu of fractional shares. Liberty Sirius XM Holdings was comprised of the businesses, assets and liabilities attributed to the Liberty SiriusXM Group immediately prior to the Liberty Sirius XM Holdings Split-Off. The Liberty Sirius XM Holdings Split-Off was intended to be tax-free to holders of Liberty SiriusXM common stock (except with respect to cash received in lieu of fractional shares).

Liberty Sirius XM Holdings is presented as a discontinued operation in the Company’s consolidated financial statements as the Liberty Sirius XM Holdings Split-Off represents a strategic shift that had a major effect on the Company’s operations and financial results.

While the Formula One Group and Liberty Live Group have separate collections of businesses, assets and liabilities attributed to them, no group is a separate legal entity and therefore cannot own assets, issue securities or enter into legally binding agreements. Holders of tracking stock have no direct claim to the group's stock or assets and therefore, do not own, by virtue of their ownership of a Liberty tracking stock, any equity or voting interest in a public company, such as Live Nation Entertainment, Inc. (“Live Nation”), in which Liberty holds an interest and that is attributed to a Liberty tracking stock group, the Liberty Live Group. Holders of tracking stock are also not represented by separate boards of directors. Instead, holders of tracking stock are stockholders of the parent corporation, with a single board of directors and subject to all of the risks and liabilities of the parent corporation.

As of December 31, 2024, the Formula One Group is primarily comprised of Liberty’s interests in Formula 1 and QuintEvents, LLC (“QuintEvents”), cash and Liberty’s 2.25% Convertible Senior Notes due 2027. As of

Notes to Attributed Financial Information (Continued)

(unaudited)

December 31, 2024, the Formula One Group has cash and cash equivalents of approximately $2,631 million, which includes $1,389 million of subsidiary cash.

As of December 31, 2024, the Liberty Live Group is primarily comprised of Liberty’s interest in Live Nation, cash, other minority investments, Liberty’s 2.375% Exchangeable Senior Debentures due 2053 and an undrawn margin loan obligation. As of December 31, 2023, the Liberty Live Group had cash and cash equivalents of approximately $305 million.

Prior to the Liberty Sirius XM Holdings Split-Off, the Liberty SiriusXM common stock was intended to track and reflect the separate economic performance of the businesses, assets and liabilities attributed to the Liberty SiriusXM Group. At the time of the Liberty Sirius XM Holdings Split-Off, the Liberty SiriusXM Group was comprised of Liberty’s interest in Sirius XM Holdings, corporate cash, Liberty’s 3.75% Convertible Senior Notes due 2028, Liberty’s 2.75% Exchangeable Senior Debentures due 2049 and a margin loan obligation incurred by a wholly-owned special purpose subsidiary of Liberty. As previously disclosed, Liberty Sirius XM Holdings is presented as a discontinued operation in the Company’s consolidated financial statements. Prior to the Reclassification, Liberty’s interest in Live Nation, Liberty’s 0.5% Exchangeable Senior Debentures due 2050 and a margin loan secured by shares of Live Nation were attributed to the Liberty SiriusXM Group and are presented as continuing operations in the Company’s condensed consolidated financial statements.

Prior to the Atlanta Braves Holdings Split-Off, the Braves Group was primarily comprised of Braves Holdings, LLC, which indirectly owns the Atlanta Braves Major League Baseball Club (the “Braves”), certain assets and liabilities associated with the Braves’ stadium (the “Stadium”) and a mixed-use development around the Stadium that features retail, office, hotel and entertainment opportunities and cash.

On March 29, 2024, the Company agreed, subject to certain conditions, to acquire approximately 86% of the equity interests in Dorna Sports, S.L. for a purchase price of approximately €3.0 billion, to be funded with cash. The Company entered into foreign currency forward contracts for close to the full purchase price. In December 2024, The European Commission notified the Company that a Phase II investigation would occur, extending regulatory review beyond December 31, 2024. The Company agreed to pay €126 million to the sellers to extend the longstop date to June 30, 2025 in order to accommodate the Phase II investigation. The €126 million is considered prepaid purchase consideration and is included in other assets in the accompanying consolidated balance sheet as of December 31, 2024. Subsequent December 31, 2024, the Company extended a portion of its foreign currency forward contracts through the extended longstop date.

On November 13, 2024, the Company announced that it is pursuing a plan to split-off the Liberty Live Group (the “Liberty Live Split-Off”). Immediately prior to the Liberty Live Split-Off, QuintEvents would be reattributed from the Formula One Group to the Liberty Live Group in exchange for certain private assets and cash. The Liberty Live Split-Off would be effected through the redemption of Liberty Live common stock in exchange for common stock of a newly formed company, Liberty Live Holdings, Inc. The Company would redeem each outstanding share of its Series A, Series B and Series C Liberty Live common stock for one share of the corresponding series of common stock of Liberty Live Holdings, Inc. As a result of the Liberty Live Split-Off, the Company and Liberty Live Holdings, Inc. would be separate publicly traded companies, and the Company would no longer have a tracking stock structure. The Liberty Live Split-Off is subject to various conditions including, among other things, shareholder approval and the receipt of an opinion of tax counsel. The Liberty Live Split-Off is intended to be tax-free to stockholders of the Company.

As of December 31, 2021, 6,792,903 notional shares represented an 11.0% intergroup interest in the Braves Group previously held by the Formula One Group, 2,292,037 notional shares represented a 3.7% intergroup interest in the Braves Group previously held by the Liberty SiriusXM Group and 5,271,475 notional shares represented a 2.2% intergroup interest in the Formula One Group previously held by the Liberty SiriusXM Group.

The intergroup interests represented quasi-equity interests which were not represented by outstanding shares of common stock; rather, the Formula One Group and Liberty SiriusXM Group had attributed interests in the Braves Group, which were generally stated in terms of a number of shares of Liberty Braves common stock, and the Liberty SiriusXM Group also had an attributed interest in the Formula One Group, which was generally stated in terms of a number of shares of Liberty Formula One common stock. Each reporting period, the notional shares representing the intergroup interests were marked to fair value. The changes in fair value were recorded

Notes to Attributed Financial Information (Continued)

(unaudited)

in the Unrealized gain (loss) on intergroup interests line item in the unaudited attributed consolidated statements of operations.

The Braves Group intergroup interests attributable to the Formula One Group and the Liberty SiriusXM Group were reflected in the Investment in intergroup interests line item, and the Braves Group liabilities for the intergroup interests were reflected in the Redeemable intergroup interests line item in the unaudited attributed consolidated balance sheets. Similarly, the Formula One Group intergroup interest attributable to the Liberty SiriusXM Group was reflected in the Investment in intergroup interests line item, and the Formula One Group liability for the intergroup interest was reflected in the Redeemable intergroup interests line item in the unaudited attributed consolidated balance sheets. Both accounts were presented as noncurrent, as cash settlement of the intergroup interests was not required. Appropriate eliminating entries were recorded in the Company’s consolidated financial statements.

During September 2022, the Formula One Group and the Braves Group paid approximately $64 million and $14 million, respectively, to the Liberty SiriusXM Group to settle a portion of the intergroup interests in the Formula One Group and Braves Group held by the Liberty SiriusXM Group, as a result of the repurchase of a portion of Liberty’s 1.375% Cash Convertible Senior Notes due 2023 (the “Convertible Notes”).

During March 2023, the Formula One Group paid approximately $202 million to the Liberty SiriusXM Group to settle a portion of the intergroup interest in the Formula One Group held by the Liberty SiriusXM Group, as a result of the repurchase of a portion of the Convertible Notes. On July 12, 2023, the Formula One Group paid approximately $71 million to the Liberty SiriusXM Group to settle and extinguish the remaining intergroup interest in the Formula One Group held by the Liberty SiriusXM Group.

In connection with the Atlanta Braves Holdings Split-Off, the intergroup interests in the Braves Group attributed to the Liberty SiriusXM Group and Formula One Group were settled and extinguished through the attribution, to the respective tracking stock group, of Atlanta Braves Holdings Series C common stock on a one-for-one basis equal to the number of notional shares representing the intergroup interest. On July 19, 2023, the shares of Atlanta Braves Holdings Series C common stock attributed to the Formula One Group to settle and extinguish the intergroup interest in connection with the Atlanta Braves Holdings Split-Off were distributed on a pro rata basis to holders of Liberty Formula One common stock. During November 2023, Liberty exchanged the shares of Atlanta Braves Holdings Series C common stock attributed to the Liberty SiriusXM Group with a third party to satisfy certain debt obligations attributed to the Liberty SiriusXM Group.

For information relating to investments in affiliates accounted for using the equity method and debt, see notes 7 and 9, respectively, of the accompanying consolidated financial statements.

(2)	Cash compensation expense for our corporate employees is allocated among the Formula One Group and the Liberty Live Group and was allocated to the Liberty SiriusXM Group prior to the Liberty Sirius XM Holdings Split-Off and the Braves Group prior to the Atlanta Braves Holdings Split-Off, based on the estimated percentage of time spent providing services for each group. On an annual basis estimated time spent is determined through an interview process and a review of personnel duties unless transactions significantly change the composition of companies and investments in either respective group which would require a timelier reevaluation of estimated time spent. Other general and administrative expenses are charged directly to the groups whenever possible and are otherwise allocated based on estimated usage or some other reasonably determined methodology. Stock compensation related to each tracking stock is calculated based on actual awards outstanding.

While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(3)	We have accounted for income taxes for the Formula One Group, the Liberty Live Group, the Liberty SiriusXM Group (prior to the Liberty Sirius XM Holdings Split-Off), and the Braves Group (prior to the Atlanta Braves Holdings Split-Off) in the accompanying attributed financial information in a manner similar to a stand-alone company basis. To the extent this methodology differs from our tax sharing policy, differences have been reflected in the attributed net assets of the respective groups.

Notes to Attributed Financial Information (Continued)

(unaudited)

Liberty Formula One Group

Income tax benefit (expense) consists of:

	Years ended December 31,
	2024	2023	2022

	amounts in millions
Current:
Federal	$40	31	36
State and local	6	1	(7)
Foreign	(58)	(41)	(24)
	(12)	(9)	5
Deferred:
Federal	(7)	(40)	(24)
State and local	1	—	—
Foreign	(29)	22	330
	(35)	(18)	306
Income tax benefit (expense)	$(47)	(27)	311

Income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 21% for the years ended December 31, 2024, 2023 and 2022 as a result of the following:

	Years ended December 31,
	2024	2023	2022

	amounts in millions
Computed expected tax benefit (expense)	$(4)	(44)	(53)
State and local income taxes, net of federal income taxes	6	2	(5)
Foreign income taxes, net of foreign tax credit	15	3	22
Change in valuation allowance affecting tax expense	(2)	(5)	338
Stock-based compensation	15	6	11
Non-deductible executive compensation	(10)	(3)	(6)
Non-taxable gain / (non-deductible loss)	(49)	(3)	3
Foreign currency adjustments	—	25	—
Non-deductible interest	(7)	(6)	(4)
Capitalized transaction costs	(7)	(2)	(1)
Intergroup interest	—	3	11
Other, net	(4)	(3)	(5)
Income tax benefit (expense)	$(47)	(27)	311

Notes to Attributed Financial Information (Continued)

(unaudited)

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below:

	December 31,
	2024	2023

	amounts in millions
Deferred tax assets:
Tax loss and credit carryforwards	$609	666
Intangible assets	8	—
Other accrued liabilities	14	15
Accrued stock compensation	5	10
Discount on debt	—	5
Deferred tax assets	636	696
Valuation allowance	(10)	(8)
Net deferred tax assets	626	688
Deferred tax liabilities:
Investments	2	—
Intangible Assets	—	4
Fixed assets	80	79
Discount on debt	1	—
Deferred tax liabilities	83	83
Net deferred tax assets (liabilities)	$543	605

Liberty Live Group

Income tax benefit (expense) consists of:

	Years ended December 31,
	2024	2023	2022

	amounts in millions
Current:
Federal	$2	1	NA
State and local	—	—	NA
Foreign	—	—	NA
	2	1	NA
Deferred:
Federal	6	37	NA
State and local	—	—	NA
Foreign	—	—	NA
	6	37	NA
Income tax benefit (expense)	$8	38	NA

Notes to Attributed Financial Information (Continued)

(unaudited)

Income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 21% for the years ended December 31, 2024, 2023 and 2022 as a result of the following:

	Years ended December 31,
	2024	2023	2022

	amounts in millions
Computed expected tax benefit (expense)	$9	38	NA
State and local income taxes, net of federal income taxes	—	1	NA
Stock-based compensation	1	—	NA
Non-deductible executive compensation	(1)	—	NA
Other, net	(1)	(1)	NA
Income tax benefit (expense)	$8	38	NA

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below:

	December 31,
	2024	2023

	amounts in millions
Deferred tax assets:
Tax loss and credit carryforwards	$19	21
Investments	105	123
Intangible assets	4	6
Accrued stock compensation	2	—
Discount on debt	87	17
Deferred tax assets	217	167
Valuation allowance	—	—
Net deferred tax assets	217	167
Net deferred tax assets (liabilities)	$217	167

Liberty SiriusXM Group

Income tax benefit (expense) consists of:

	Years ended December 31,
	2024	2023	2022

	amounts in millions
Current:
Federal	$—	—	60
State and local	—	—	5
Foreign	—	—	—
	—	—	65
Deferred:
Federal	—	(13)	(161)
State and local	—	—	(5)
Foreign	—	—	—
	—	(13)	(166)
Income tax benefit (expense)	$—	(13)	(101)

Notes to Attributed Financial Information (Continued)

(unaudited)

Income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 21% for the years ended December 31, 2024, 2023 and 2022 as a result of the following:

	Years ended December 31,
	2024	2023	2022

	amounts in millions
Computed expected tax benefit (expense)	$—	(12)	(100)
State and local income taxes, net of federal income taxes	—	(1)	—
Other, net	—	—	(1)
Income tax benefit (expense)	$—	(13)	(101)

Braves Group

Income tax benefit (expense) consists of:

	Years ended December 31,
	2024		2023	2022

	amounts in millions
Current:
Federal	$	NA	—	(18)
State and local		NA	—	—
Foreign		NA	—	—
		NA	—	(18)
Deferred:
Federal		NA	4	14
State and local		NA	(1)	(4)
Foreign		NA	—	—
		NA	3	10
Income tax benefit (expense)	$	NA	3	(8)

Income tax benefit (expense) differs from the amounts computed by applying the U.S. federal income tax rate of 21% for the years ended December 31, 2024, 2023 and 2022 as a result of the following:

	Years ended December 31,
	2024		2023	2022

	amounts in millions
Computed expected tax benefit (expense)	$	NA	23	5
State and local income taxes, net of federal income taxes		NA	(1)	(4)
Capitalized transaction costs		NA	(1)	(1)
Intergroup interest		NA	(17)	(7)
Other, net		NA	(1)	(1)
Income tax benefit (expense)	$	NA	3	(8)

(4)	The intergroup balances as of December 31, 2024 and December 31, 2023 also include the impact of the timing of certain tax benefits which are subject to the tracking stock tax sharing policies.
(5)	The Liberty Formula One common stock and Liberty Live common stock have voting and conversion rights under our restated charter. Following is a summary of those rights. Holders of Series A common stock of each group are entitled to one vote per share, and holders of Series B common stock of each group are entitled to ten votes per share. Holders of Series C common stock of each group are entitled to 1/100th of a vote per share in certain limited cases and are otherwise not be entitled to vote. In general, holders of Series A and Series B

Notes to Attributed Financial Information (Continued)

(unaudited)

common stock vote as a single class. In certain limited circumstances, the board of directors may elect to seek the approval of the holders of only Series A and Series B Liberty Formula One common stock or only Series A and Series B Liberty Live common stock.

At the option of the holder, each share of Series B common stock of each group will be convertible into one share of Series A common stock of the same group. At the discretion of our board of directors, the common stock related to one group may be converted into common stock of the same series that is related to another other group.